SUBJECT COMPANY:

	COMPANY DATA:
		COMPANY CONFORMED NAME:			VIALINK CO
		CENTRAL INDEX KEY:			0001017137
		STANDARD INDUSTRIAL CLASSIFICATION:	SERVICES-COMPUTER
							PROGRAMMING SERVICES [7371]
		IRS NUMBER:				731247666
		STATE OF INCORPORATION:			DE
		FISCAL YEAR END:			1231

	FILING VALUES:
		FORM TYPE:				SC 13G
		SEC ACT:
		SEC FILE NUMBER:			005-57033
		FILM NUMBER:				99762340

	BUSINESS ADDRESS:
		STREET 1:				13155 NOEL ROAD, SUITE 800
		CITY:					DALLAS
		STATE:					TX
		ZIP:					75240
		BUSINESS PHONE:				9729345500

	MAIL ADDRESS:
		STREET 1:				13155 NOEL ROAD, SUITE 800
		CITY:					DALLAS
		STATE:					TX
		ZIP:					75240

FORMER COMPANY:
		FORMER CONFORMED NAME:			APPLIED INTELLIGENCE GROUP INC
		DATE OF NAME CHANGE:			19960618

FILED BY:

	COMPANY DATA:
	    COMPANY CONFORMED NAME:			CAP GEMINI ERNST & YOUNG U.S. LLC
		CENTRAL INDEX KEY:			0001125058
		STANDARD INDUSTRIAL CLASSIFICATION:	8742

	FILING VALUES:
		FORM TYPE:				SC 13G


 	BUSINESS ADDRESS:
		STREET 1:				750 SEVENTH AVENUE
		CITY:					NEW YORK
		STATE:					NY
		ZIP:					10019

	MAIL ADDRESS:
		STREET 1:				1114 AVENUE OF THE AMERICAS
		CITY:					NEW YORK
		STATE:					NY
		ZIP:					10036






                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                       -----------------------------


                                SCHEDULE 13G

                      UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            The viaLink Company
		-----------------------------------------------------
                              (Name of Issuer)

                                Common Stock
		---------------------------------------------------
                       (Title of Class of Securities)

                                92552Q 10 1
			-------------------------------
                               (CUSIP Number)

				David Zarfes, Esq.
             Executive Vice President, General Counsel and Corporate Secretary
                           Cap Gemini Ernst & Young U.S. LLC
			    1114 Avenue of the Americas
			       New York, N.Y. 10036
				  (212) 944-6464

		--------------------------------------------
               (Name, Address and Telephone Number of Person
             Authorized to Receive Notices and Communications)

                              May 23, 2000
		----------------------------------------------
          (Date of Event Which Requires Filing of This Statement)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.:  92552Q 10 1                     13G

1        NAME OF REPORTING PERSONS


		Cap Gemini Ernst & Young U.S. LLC
----------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) (_)
                                                              (b) (_)
----------------------------------------------------------
3        SEC USE ONLY

----------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
                           Delaware
---------------------------------------------------------------------------
                           5        	SOLE VOTING POWER
                                    	1,123,553  shares of Common Stock
                         -------------------------------------------------
NUMBER OF                  6        	SHARED VOTING POWER
SHARES                             	-0-
BENEFICIALLY             --------------------------------------------------
OWNED BY                   7        	SOLE DISPOSITIVE POWER
EACH                                	1,123,553  shares of Common Stock
REPORTING                --------------------------------------------------
PERSON                     8        	SHARED DISPOSITIVE POWER
WITH                        		-0-
---------------------------------------------------------------------------
9       	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         	PERSON
         	1,123,553  shares of Common Stock
---------------------------------------------------------------------------
10      	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         	CERTAIN SHARES                                    (_)
---------------------------------------------------------------------------
11      	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         	5.28%
---------------------------------------------------------------------------
12      	TYPE OF REPORTING PERSON
         	OO
---------------------------------------------------------------------------
13	Check the appropriate box to designate the rule pursuant to which this
	Schedule is filed:

     [_] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [_] Rule 13d-1(d)

Item 1.

          (a) Name of Issuer:   The viaLink Company
              ---------------
          (b) Address of Issuer's Principal Executive Offices:
              -----------------------------------------------

                   	13155 Noel Road, Suite 800
			Dallas, TX 75240


Item 2.

          (a) Name of Person Filing:   Cap Gemini Ernst & Young U.S. LLC
              ---------------------
          (b) Address of Principal Business Office:
              ------------------------------------

                   	750 Seventh Avenue
			New York, N.Y. 10019

          (c) Citizenship:    Delaware
              -----------

          (d) Title of Class of Securities:    Common Stock
              ----------------------------

          (e) CUSIP Number:    92552Q 10 1
              ------------

Item 3.   Not Applicable.

Item 4.   Ownership
          ---------

      	(a) Amount Beneficially Owned:   1,123,553
              -------------------------


       	(b) Percent of Class:        5.28%
              ----------------

        (c) Number of shares as to which such person has:
              --------------------------------------------

              (i)   sole power to vote or to direct the vote

				1,123,553  shares of Common Stock
                    ----------------------------------------

              (ii)  shared power to vote or to direct the vote  -0-
                    ------------------------------------------

              (iii) sole power to dispose or to direct the
                    --------------------------------------
                    disposition of     1,123,553  shares of Common Stock
                    --------------

              (iv)  shared power to dispose or to direct the
                    ----------------------------------------
                    disposition of        -0-
                    --------------

Item 5.    Ownership of Five Percent or Less of a Class
           --------------------------------------------

              Not Applicable.

Item 6.    Ownership of More than Five Percent on Behalf of Another Person
           ---------------------------------------------------------------

           	Cap Gemini Ernst & Young U.S. LLC members are:

				CGEY Holding Inc.
				1114 Avenue Of The Americas
				New York, NY 10036

				Cap Gemini America, Inc.
				1114 Avenue Of The Americas
				New York, NY 10036

		CGEY Holding Inc. is wholly owned by

				Cap Gemini America, Inc.
				1114 Avenue Of The Americas
				New York, NY 10036

		Cap Gemini America, Inc. is wholly owned by

				Cap Gemini S.A.
				11, rue de Tilsitt 75017
				Paris, France

		By virtue of their ownership interests, each of the above listed
	companies may have the right to receive or the power to direct the receipt of
	dividends from, or the proceeds from the sale of, the subject securities.

Item 7.  Identification and Classification of the Subsidiary Which Acquired the
         ----------------------------------------------------------------------
	 Security Being Reported on By the Parent Holding Company
         --------------------------------------------------------

             Not Applicable.

Item 8.  Identification and Classification of Members of the Group
         ---------------------------------------------------------

             Not Applicable.

Item 9.  Notice of Dissolution of a Group
         --------------------------------

             Not Applicable.

Item 10. Certification
         -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                    [Remainder of page intentionally blank]

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              October  2, 2000


                              CAP GEMINI ERNST & YOUNG U.S. LLC


                              By:     	/s/ John Nackel
					------------------------------
                                      	John Nackel
                                      	Vice President



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